                                                                  Exhibit 10.41
                                EMPLOYMENT AGREEMENT



     THIS AGREEMENT, made as of this 1st day of January 1999 by and between Mylex Corporation, a Delaware corporation having its principal office at 34551 Ardenwood Boulevard, Fremont, California 94537-5035 (the "Company"), and Albert E. Montross, whose address is 1015 Forest Court, Palo Alto, California 94301 (the "Employee").

                                      RECITAL

     The Company desires to employ the Employee in an executive capacity as President and Chief Executive Officer on the terms and conditions set forth herein, and the Employee is willing to accept and undertake such employment.

     THE PARTIES agree as follows:

     1.   EMPLOYMENT.

     The Company agrees to and does hereby employ the Employee, and the Employee agrees to and does hereby accept employment by the Company, as President and Chief Executive Officer, for a period beginning January 1, 1999 and ending January 31, 2003 (the "Employment Period").

     2.   DUTIES; FULL-TIME SERVICES.

          2.1 DUTIES. Employee's responsibilities and duties shall be those which are ordinarily possessed by presidents and chief executive officers of public companies comparable in size and nature of business to the Company, including, without limitation, the right to manage and conduct all of the business of the Company, subject only to the directives of, and policies set by, the Board of Directors of the Company (the "Board of Directors"). Employee shall perform such other reasonable and appropriate duties as are assigned to him from time to time by the Board of Directors, provided that such other duties shall not diminish the normal responsibilities and duties of Employee's position.

          2.2 FULL-TIME SERVICES. The Employee agrees that during the Employment Period he will devote all normal working time and energies to his responsibilities and duties for the Company, and will faithfully, and to the best of his ability, discharge those responsibilities and duties to the reasonable satisfaction of the Board of Directors. During the Employment Period the Employee will not accept other gainful employment or consulting appointments or become or remain an employee, officer or director of, or consultant to, any other corporation except with the approval of the Board of Directors.

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     3.   COMPENSATION.

          3.1 SPECIAL BONUS; SALARY. For all services performed by the Employee for the Company during the Employment Period, the Employee will be compensated as follows:

               a. SPECIAL BONUS. The Employee will be paid a special bonus of $125,000 on January 1, 1999, in recognition of his contributions to the Company during the year of 1998. The Board of Directors also shall consider annually paying Employee a special bonus if, in its sole opinion and discretion, the Company's performance and financial condition and Employee's performance so warrant. The bonuses payable under this Section 3.1(a) shall be paid in cash, and except with respect to the bonus payable on January 1, 1999, shall be payable within 30 days after completion of the Company's annual audit for the respective year.

               b. SALARY. During the Employment Period Employee's annual salary will be $333,000. Such salary shall be paid bimonthly on the same days on which the other officers of the Company are paid salary. The Board of Directors shall consider annually increasing Employee's annual salary if, in its sole opinion and discretion, the Company's performance and financial condition and Employee's performance so warrant.

          3.2 OPERATING INCOME BONUSES. As set forth below, the Employee will be entitled to receive Operating Income bonuses each calendar year. The bonuses, based upon the Company's Operating Income as a percentage of Net Sales (all as shown in the Company's audited financial statements for the applicable year), shall in turn be a percentage of Operating Income:

     OPERATING INCOME PERCENTAGE   BONUS PERCENTAGE
     Under six percent             None
     Six through nine percent      Two percent
     Ten percent or more           Two and one-half percent

For example, if the Company has Operating Income of $7 million, representing ten percent of Net Sales, Employee's bonus would be $175,000. The bonus shall be paid within 30 days after completion of the Company's annual audit for the respective year. If the Operating Income bonus is payable pursuant to a specific provision of this Agreement for a calendar year during which Employee is not entitled to payments of Operating Income bonus for the entire year, the amount of such Operating Income bonus shall be prorated, based on the number of days during such year that Employee is entitled to such Operating Income bonus, and paid as provided above.

     Notwithstanding the foregoing, in the event that no Operating Income bonus is payable with respect to 1999, but the Company achieves both Net Sales and Operating Income for 1999 (as shown in the Company's audited financial statements for 1999) equal to or in excess of the Net Sales and Operating Income in the Company's 1999 budget submitted to the Company's Directors at its January 27, 1999 Board of Directors meeting, the Employee shall be entitled to

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receive a bonus with respect to 1999 equal to one and one-half percent of the
Operating Income for 1999.

          3.3 NONQUALIFIED DEFERRED COMPENSATION PLAN. The Company shall establish and maintain for the benefit of Employee a nonqualified deferred compensation plan (the "Plan") under which Employee is permitted to elect to defer payment of all or any part of the compensation otherwise payable to Employee under this Agreement. Such election(s) under the Plan shall be made on or before the times specified in the Plan. The Company shall also establish a trust (the "Trust") and contribute to the Trust all of the amounts deferred by Employee under the Plan. The parties intend that the Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974. The Plan and Trust shall be in forms mutually agreed to by the parties.

          3.4 OTHER BENEFITS. Employee will be entitled to receive such health, life, workmen's compensation, disability and other insurance benefits, and to participate in such retirement and other plans, as are generally made available to other employees and executive officers of the Company, from time to time, subject to the terms and conditions of such benefits and plans. The level of Employee's participation, or the amount of his benefits, shall be commensurate with Employee's position as President and Chief Executive officer to the extent not prohibited by applicable law. In addition, the Company shall obtain, at no cost to Employee, keyman life insurance on Employee's life for each year of this contract in an amount of $1 million. Employee shall submit to such insurance physical and tests as may be reasonably required to obtain such insurance. A portion of the proceeds of such policy shall be payable to beneficiaries designated by Employee as follows:

          YEAR PROCEEDS PAYABLE              PERCENTAGE OF PROCEEDS
               1999 through 2002                  50%

     4.   STOCK OPTIONS.

          4.1 THE GRANT. On January 27, 1999, the Company granted to the Employee an option (the "Option") to purchase 400,000 shares of the Company's Common Stock ("Shares") under the Company's 1998 Stock Option Plan (the "Option Plan").

          The Option will vest at the rate of 25 percent of the Shares subject to such Option on each anniversary date of this grant. The Option will be an incentive option to the extent it qualifies as an incentive option; otherwise, it will be a non-qualified option. For example, the first 100,000 Shares of the Option will vest on January 27, 2000. An additional 100,000 Shares of the Option will vest on each succeeding January 27. If the Shares which are the subject of the Option described in this Section are not registered, the Company shall use its best efforts to register such Shares by the filing of a Form S-3, or such other method as is most appropriate in the circumstances to enable Employee to sell such Shares. Except to the extent

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modified by this Agreement, the Option shall have such terms and conditions as are provided in the Company's form of Stock Option Agreement under the Option Plan.

          4.2 TRANSFER UPON DEATH OR DISABILITY. Upon the Employee's death or a disability which reasonably prevents Employee from performing his duties and responsibilities under Section 2.1 hereof, all Options which have not vested prior to such death or disability will be deemed to have accelerated and vested immediately prior to such death or disability, and, in the event of Employee's death, all rights with respect to Options provided for under this Agreement will transfer to the Employee's representative or beneficiary. All Options will be canceled one year after both of the following have occurred: (a) the Employee dies or becomes disabled as provided above, and
(b) the Shares have been registered so that they can be sold by the Employee or his representative.

     5.   DISCHARGE OF EMPLOYEE; RELEASE FROM DUTIES; RESIGNATION.

          5.1 TERMINATION FOR CAUSE - CRIMINAL ACT. The Company may discharge the Employee immediately and without notice, if the Employee is convicted of a felony or any criminal act affecting the Company. If the Employee is discharged under this Section 5.1, this Agreement will terminate as of the date of discharge, and the Employee will have no further right to compensation or benefits under Section 3.1, 3.2 or 3.4 hereof, except for salary already earned but not yet paid, and all of the Employee's unvested Options granted under Section 4.1 of this Agreement shall be canceled as of the date of such discharge.

          5.2 TERMINATION FOR CAUSE - OTHER EVENTS. The Company may discharge the Employee, upon giving the Employee ten days written notice of its intention to do so, upon the occurrence of any of the following events:

               a. Failure by the Employee to comply in any material respect with any written agreement between the Employee and the Company, including, without limitation, this Agreement, or written policies of the Company adopted by the Board of Directors, which failure is not corrected within thirty days after written notice setting forth in reasonable detail the nature of such failure is received by the Employee; provided, however, if such failure is corrected within such thirty day period or is not capable of being corrected, such failure shall not constitute cause unless and until such failure is repeated, at which time such second failure shall constitute cause for termination without any further notice from the Company or opportunity for Employee to correct;

               b. Fraud or misappropriation by the Employee with respect to the business of the Company; and

               c. Knowing failure by the Employee to perform any of his responsibilities and duties under this Agreement or habitual neglect in the performance of any of such responsibilities or duties, which failure is not corrected, in all material respects, within thirty days after written notice setting forth in reasonable detail the nature of such failure is received by the Employee, provided, however, if such failure is corrected within such thirty

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day period or is not capable of being corrected, such failure shall not constitute cause unless and until such failure is repeated, at which time such second failure shall constitute cause for termination without any further notice from the Company or opportunity for Employee to correct;

          If the Company discharges the Employee for any of the reasons set forth in this Section 5.2, this Agreement will terminate as of the date of discharge and all of the Employee's unvested Options granted under Section
4.1 hereof shall be canceled as of the date of such discharge, but the Company will pay to the Employee the remaining salary payments due the Employee for the remainder of the Employment Period, or an amount equal to one year of such salary payments at Employee's base rate of pay upon date of discharge, whichever is less, plus the portion of the Operating Income bonus payable pursuant to Section 3.2 hereof through Employee's date of discharge. The Employee shall be paid the foregoing amounts periodically, as though he were still on the Company's payroll. In addition, the Company will provide the Employee life and health insurance and such other similar benefits as the Employee is receiving upon the date of discharge for the same term that it is making salary payments pursuant to this Section 5.2.

          5.3 RELEASE FROM DUTIES. The Employee and the Company expressly agree that nothing in this Agreement shall prohibit the Company from relieving the Employee of his duties as President and Chief Executive officer for any reason, and that any such action ("Action") will not constitute a breach of this Agreement. If the Company takes such Action for any reason other than as set forth in Section 5.1 or 5.2 hereof, the Company will pay to the Employee the greater of the remaining salary payments due the Employee for the remainder of the Employment Period, or an amount equal to one year's salary payments at Employee's base rate of pay upon date of such Action, plus the portion of the Operating Income Bonus payable pursuant to Section 3.2 hereof through the date of such Action. The Employee shall be paid the foregoing salary bimonthly. In addition, the Company will provide Employee life and health insurance and such other similar benefits as Employee is receiving upon the date of discharge for the remaining term of the Employment Period or one year, whichever is longer. Employee shall be deemed to have "Continuing Status as an Employee" for all purposes under the Stock Option Plan for the duration of the period in which Employee is entitled to receive salary payments under this Section 5.3. As a consequence, Options unvested as of the date of such Action will continue to vest during said period.

          5.4  CONSULTATION; NONCOMPETE.

               a.   CONSULTATION.  If the Employee is terminated under
Section 5.2 or relieved of his duties under Section 5.3 of this Agreement, the Employee agrees that, during the period of salary continuation provided for under such section, he will make himself available for consultation to the Company. Such periods of consultation shall be upon reasonable advance notice to Employee, shall be reasonable in number and duration, and shall in no event impede Employee's rights to obtain alternative employment.

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

               b. NONCOMPETE. During the period of salary continuation, Employee also agrees that he will not compete, either directly or indirectly, by providing consultation services to, or becoming an employee of, any entity whose business is in competition with that of the Company.

          5.5 RESIGNATION. If the Employee resigns during the Employment Period, this Agreement will terminate and the Employee's unvested options will be canceled as of the date of resignation. The Employee's vested Options under this Agreement will be canceled unless exercised within one year after the date such Shares are registered so that they can be sold by the Employee. Upon resignation, except as provided in this Section 5.5, the Employee will have no further right to compensation under Section 3.1, 3.2 or
3.4 hereof, except for salary already earned but not yet paid.

          5.6 CHANGE OF CONTROL. If there is a Change of Control (as defined below), and Employee's employment with the Company is terminated by the Company within one year after such Change of Control for reasons other than as provided in Section 5.1 or 5.2 hereof, then Employee shall be paid, IN ADDITION to those amounts provided in Section 5.3 hereof, an amount equal to twelve month's salary at Employee's rate of pay (pursuant to Section 3.1(b) hereof) upon the date of discharge. A Change of Control shall be deemed to have occurred at such time as any person purchases, in one transaction or a series of related transactions, for a price of less than $20 per share the "beneficial ownership" (as defined in rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 30% or more of the combined voting power of voting securities then ordinarily having the right to vote for directors of the Company. In the event of a change of control as described above or should Mylex be acquired or merge with another corporation, this also will be deemed as a change of control and all options described herein will be deemed to have accelerated and fully vested prior to the closing date of such acquisition or merger or the occurrence of such other change of control.

          5.7 RETURN OF PERSONAL PROPERTY. Upon the termination of this Agreement, or Employee's release from duties under Section 5.3 hereof, Employee shall immediately deliver to the Company all personal property in his possession owned by the Company, including, without limitation, any computer or other equipment, written materials, software or database, and automobile.

     6.   CONFIDENTIALITY.

          6.1 CONFIDENTIAL INFORMATION. As used in this Agreement, "Confidential Information" means trade secrets and any other proprietary or confidential information that derives independent economic value to the Company from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and that is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy. Confidential Information may include, but not be limited to, inventions, disclosures, processes, systems, know-how, methods, techniques, drawings, applications, solutions, materials, devices, research activities and plans, scientific data, specifications, costs

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

of production, prices, promotional methods, financial information, marketing plans or customer and supplier information.

          The Employee agrees that any Confidential Information which Employee may acquire in the course of employment with the Company, shall be regarded as held by him in a fiduciary capacity solely for the benefit of the Company, and shall not at any time, either during the term of this Agreement or thereafter, be disclosed, divulged, furnished or made available to any third party or be otherwise used by Employee other than in the regular course of business of the Company. Information or collections of information shall be considered covered by the preceding sentence if not known by the public generally, even though portions of such information may be publicly available or may be available to certain third parties pursuant to arrangements with the Company.

          6.2 RETURN TO COMPANY. Upon termination of his employment with the Company, the Employee will deliver to the Company all writings relating to or containing Confidential Information, including, without limitation, notes, memoranda, letters, drawings, diagrams, printouts, computer tapes, computer discs, and any other form of recorded information.

          6.3 CONFLICT. In the event there is any conflict between any provision of this Section 6 and any provision of the Company's then standard form of confidential agreement and intellectual property assignment executed by the Employee, the provision in such standard form shall govern.

     7.   DEVELOPMENTS.

     Employee agrees promptly to disclose to the Company all inventions, improvements, enhancements, discoveries and developments which are within the scope of the Company's business during the Employment Period and which are made, developed, or conceived by him, either solely or jointly with others, during the Employment Period. All such inventions, improvements, enhancements, discoveries and developments shall become and remain the property of the Company, whether or not patent or copyright applications are filed thereon or with respect thereto, and the Employee, in consideration for the execution of this Agreement and his employment by the Company, hereby sells, assigns and transfers to the Company all right, title and interest in an to such inventions, improvements, enhancements, discoveries and developments and further agrees that he will cooperate fully and unconditionally in all reasonable requests by the Company in furtherance of protecting, developing or exploiting commercially any inventions, improvements, enhancements, discoveries and developments disclosed pursuant to this Section 7. Further, Employee agrees that he will promptly execute all necessary documents requested of him by the Company incidental to any patent or copyright applications, assignments, powers of attorney and all other documents and do such other things as, in the opinion of counsel for Company, may be necessary or useful for the full enjoyment thereof throughout the world by the Company and its designees.

     8.   ABILITY TO PERFORM.

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     The Employee hereby represents and warrants to the Company that he is under no legal disability and has entered into no agreements which in any way limit or render the Employee incapable of performing his obligations under this Agreement or his fiduciary duties as the President and Chief Executive Officer of the Company. The Employee further covenants that he will not impair his ability to carry out his obligations under this Agreement or his fiduciary duties as President and Chief Executive Officer of the Company by entering into any agreement or in any way assisting others, directly or indirectly, to enter into any agreement which will violate the nondisclosure and confidentiality provisions of this Agreement.

     9.   INDEMNIFICATION.

     The Company shall include Employee in the coverage provided by its indemnity insurance, in place from time to time, which insures directors and officers against any liability arising out of their employment by the Company. In addition, the Company shall indemnify Employee to the fullest extent permitted by Delaware law, consistent with the Company's Certificate of Incorporation and By-Laws. Without limiting the foregoing, but to the maximum extent permitted by applicable law, the Company specifically agrees to indemnify and hold harmless the Employee from and against any and all claims, losses or damages and expenses (including reasonable attorneys' fees), judgments, fines, settlements and other amounts actually incurred in connection with any proceeding arising by reason of Employee's employment by the Company, including any employment prior to the date of this Agreement. The Company shall advance to Employee any expenses incurred in defending any such proceeding to the maximum extent permitted by law.

     10.  SURVIVAL OF OBLIGATIONS.

     The covenants and agreements set forth in this Agreement shall survive any termination of this Agreement and remain in full force and effect regardless of the cause of the termination to the full extent necessary to protect the interest: of the party in whose favor they run; provided, however, upon such termination, the Employee shall cease to have any rights under Sections 1 or 2 hereof and the Employee's sole rights to compensation, stock options and benefits from the Company, after such termination, shall be as provided in Section 5 hereof.

     11.  ASSIGNABILITY OF AGREEMENT.

          11.1 BY EMPLOYEE. Except as otherwise provided in this Agreement, the Employee shall not be entitled to assign (voluntarily or involuntarily, by operation of law or otherwise) any of his rights under this Agreement, nor delegate any of his duties or obligations under this Agreement, without the prior written consent of the Company.

          11.2 BY THE COMPANY. The benefits hereunder with respect to the rights of the Company to the services of the Employee may be assigned by the Company, with the consent of the Employee, to any other Company or other business entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate

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reorganization or by acquisition of all or substantially all of the assets of the Company or to a company controlled by it, or controlling it, or under common control with it; provided, however, that the obligations and liabilities of the Company under this Agreement shall be binding upon any such successors in interest or transferees so long as this Agreement is in effect.

     12.  NOTICES.

     All notices, consents, waivers or demands of any kind which either party to this Agreement may be required or may desire to serve on the other party in connection with this Agreement, shall be in writing and may be delivered by personal service or sent by facsimile, telegraph or cable or sent by registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed as follows:

          Company:        Mylex Corporation
                          34551 Ardenwood Boulevard
                          P.O.Box 5035
                          Fremont, California 94537-5035
                          Attn: Chairman and Chief Financial Officer

          Employee:       Albert E. Montross
                          1015 Forest Court
                          Palo Alto, California 94301

          With a copy to: J. Ronald Hershberger, Esq.
                          Thoits, Love, Hershberger & McLean
                          525 University Avenue, Suite 1200
                          Palo Alto, California 94301

     If sent by fax, telegraph, or cable, a confirmed copy of such fax, telegraphic, or cable notice shall promptly be sent by mail (in the manner provided above) to the applicable address. Service of any such communication made only by mail shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of the third (3rd) business day after the date of mailing, whichever is earlier in time. Either party thereto may from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered. Nothing contained in this Agreement shall excuse either party from giving oral notice to the other when prompt notification is appropriate, but any oral notice given shall not satisfy the requirement of written notice as provided in this Section.

     13.  SUPERSEDES OTHER AGREEMENTS.

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     This Agreement supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral, between the parties with respect to the Employee's employment by the Company.

     14.  GOVERNING LAW.

     This Agreement shall be interpreted and enforced according to the laws of the State of Delaware (regardless of that jurisdiction's or any other jurisdiction's choice of law principles).

     15.  SEVERABILITY.

     If any provision of this Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid, legal and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken, (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction, and (c) the remainder of this Agreement will remain in full force and effect.

     16.  ATTORNEYS' FEES.

     If any party brings any suit, action or claim to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and litigation expenses, in addition to court costs with respect to such enforcement.

     17.  COUNTERPARTS.

     This Agreement may be executed in two original counterparts. Both counterparts shall constitute one and the same Agreement.

     18.  WAIVER.

     The failure by a party to insist on the strict performance of any provision of this Agreement, or to exercise any right, power or remedy upon a breach hereof, shall not constitute a waiver of any provision of this Agreement or limit the party's right thereafter to enforce any provision or exercise any right. No waiver of any right or obligation under this Agreement shall be enforceable unless it is in writing, specifying such waiver, and duly executed by the party against which such waiver is being enforced. No waiver of any such right or obligation on one occasion shall constitute a further or future waiver of such right or obligation or of any other right or obligation.

     19.  MODIFICATION.

     No modification of this Agreement shall be valid unless made in writing, specifying such modification, and duly executed by the parties.

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     IN WITNESS WHEREOF, the parties hereto have entered into the above
Agreement as of the 1st day of January, 1999.

                              /s/ Albert E. Montross
                              ----------------------------------------
                              Albert E. Montross, Employee


                              MYLEX CORPORATION


                              By:   /s/ Ismael Dudhia
                                   -----------------------------------
                              Name:   Ismael Dudhia
                              Title:  Chairman of the Board of Directors, and
                                      Chairman of the Compensation Committee

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